Exhibit 99.1

Alteryx Announces First Quarter 2023 Financial Results

Annualized Recurring Revenue up 25% Year-Over-Year to $857 million
Raises 2023 Non-GAAP Operating Profit Outlook
IRVINE, Calif. – April 27, 2023 – Alteryx, Inc. (NYSE: AYX), the Analytics Automation company, today announced financial results for its first quarter ended March 31, 2023.

“Alteryx delivered a solid first quarter with annualized recurring revenue (ARR) growth of 25% year-over-year, driven by robust growth with our larger enterprise customers,” said Mark Anderson, CEO of Alteryx, Inc. “Our key strategic go-to-market initiatives and our rapid platform innovation are effectively enabling the business to demonstrate strong resilience in an increasingly dynamic macro backdrop.”
First Quarter 2023 Financial Highlights
•Revenue: Revenue for the first quarter of 2023 was $199.1 million, an increase of 26%, compared to revenue of $157.9 million in the first quarter of 2022.
•Gross Profit: GAAP gross profit for the first quarter of 2023 was $168.6 million, or a GAAP gross margin of 85%, compared to GAAP gross profit of $133.7 million, or a GAAP gross margin of 85%, in the first quarter of 2022. Non-GAAP gross profit for the first quarter of 2023 was $176.0 million, or a non-GAAP gross margin of 88%, compared to non-GAAP gross profit of $139.5 million, or a non-GAAP gross margin of 88%, in the first quarter of 2022.
•Loss from Operations: GAAP loss from operations for the first quarter of 2023 was $(88.2) million, compared to GAAP loss from operations of $(99.7) million for the first quarter of 2022. Non-GAAP loss from operations for the first quarter of 2023 was $(18.3) million, compared to non-GAAP loss from operations of $(29.8) million for the first quarter of 2022.
•Net Loss: GAAP net loss attributable to common stockholders for the first quarter of 2023 was $(89.0) million, compared to GAAP net loss attributable to common stockholders of $(105.6) million for the first quarter of 2022. GAAP net loss per diluted share for the first quarter of 2023 was $(1.27), based on 69.9 million GAAP weighted-average diluted shares outstanding, compared to GAAP net loss per diluted share of $(1.56), based on 67.8 million GAAP weighted-average diluted shares outstanding for the first quarter of 2022.
Non-GAAP net loss and non-GAAP net loss per diluted share for the first quarter of 2023 were $(13.2) million and $(0.19), respectively, compared to non-GAAP net loss of $(27.3) million and non-GAAP net loss per diluted share of $(0.40) for the first quarter of 2022. Non-GAAP net loss per diluted share for the first quarter of 2023 was based on 69.9 million non-GAAP weighted-average diluted shares outstanding, compared to 67.8 million non-GAAP weighted-average diluted shares outstanding for the first quarter of 2022.
•Balance Sheet and Cash Flow: As of March 31, 2023, we had cash, cash equivalents, and short-term and long-term investments of $885.1 million, compared to $432.0 million as of December 31, 2022. This reflects a $441.7 million cash inflow primarily related to the issuance of our 8.75% senior notes due 2028, net of debt issuance costs paid as of March 31, 2023. Cash provided by operating activities for the first three months of 2023 was $40.0 million, compared to cash provided by operating activities of $8.8 million for the first three months of 2022.
A reconciliation of GAAP to non-GAAP financial measures has been provided in the tables included in this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures and Operating Measures.”

First Quarter 2023 and Recent Business Highlights
•Ended the first quarter of 2023 with $857 million in ARR, an increase of 25% year-over-year.
•Achieved a dollar-based net expansion rate (annualized recurring revenue based) of 121% for the first quarter of 2023.
•Announced new self-service and enterprise-grade capabilities to the Alteryx Analytics Cloud Platform. The enhanced platform, which now includes all access for Alteryx Designer Cloud, offers an approachable easy-to-use drag-and-drop modern interface accessible to users of all skill levels, without compromising data governance or security standards.
•Issued $450 million aggregate principal amount of 8.75% senior notes due 2028 in a private offering.
•Announced Alteryx Fanalytics, a new initiative showcasing analytic insights and applications across several of the most watched sports in the world. Alteryx has established new partnerships with professional sports organizations worldwide, including teams and players within F1, NBA, NFL, Premier League, and the PGA Tour.
•Announced Alteryx as an authorized partner for the Department of Defense SkillBridge program, in which Alteryx will help active-duty service members transition to civilian careers by providing real-world industry training and certifications in data analytics, as part of the Alteryx SparkED no-cost education program.
•Announced a strategic investment in Fiddler, a pioneer in Model Performance Management, to augment Alteryx Machine Learning within the Alteryx Analytics Cloud Platform.
Workforce Reduction
Today we announced a workforce reduction plan that is expected to impact approximately 11% of our employees, primarily in the sales and marketing and general and administrative organizations. We estimate that we will incur charges of approximately $11 million to $13 million in connection with this plan, consisting of cash expenditures for notice and severance payments, employee benefits, and job placement services. We expect to incur the majority of the charges in the second quarter of 2023 and that the execution of the workforce reduction plan will be substantially complete by the end of the third quarter of 2023. The plan is intended to reduce operating costs, improve operating margins, and continue advancing our ongoing commitment to profitable growth. Please reference our Current Report on Form 8-K filed today for additional information.
Financial Outlook
We provide the financial guidance below based on current market conditions and expectations. Our guidance is subject to various important cautionary factors described below. Based on information available as of April 27, 2023, guidance for the second quarter of 2023 and full year 2023 is as follows:

•Second Quarter 2023 Guidance:
◦Revenue is expected to be in the range of $180 million to $184 million, representing year-over-year growth of 0% to 2%.
◦ARR is expected to be in the range of $902 million to $906 million, representing year-over-year growth of 24% to 25%.
◦Non-GAAP loss from operations is expected to be in the range of $(52) million to $(48) million.
◦Non-GAAP net loss per share is expected to be in the range of $(0.69) to $(0.65) based on approximately 70.5 million non-GAAP weighted-average basic shares outstanding.

•Full Year 2023 Guidance:
◦Revenue is expected to be in the range of $980 million to $990 million, representing year-over-year growth of 15% to 16%.
◦ARR is expected to be in the range of $1,015 million to $1,025 million, representing year-over-year growth of 22% to 23%.
◦Non-GAAP income from operations is expected to be in the range of $80 million to $90 million.
◦Non-GAAP net income per share is expected to be in the range of $0.65 to $0.75 based on approximately 77.1 million non-GAAP weighted-average diluted shares outstanding, and an effective tax rate of 20%.

The financial outlook above for non-GAAP income (loss) from operations and non-GAAP net income (loss) per share excludes estimates for stock-based compensation and related payroll tax expense and acquisition-related adjustments. A reconciliation of the non-GAAP financial guidance measures to corresponding GAAP measures is not available on a forward-looking basis primarily because of the uncertainty regarding, and the potential variability of, stock-based compensation and related payroll tax expense and acquisition-related adjustments. In particular, stock-based compensation and related payroll tax expense is impacted by our future hiring and retention needs, as well as the future fair market value of our Class A common stock, all of which is not within our control, is difficult to predict, and is subject to constant change. The actual amount of these expenses during 2023 will have a significant impact on our future GAAP financial results. Accordingly, a reconciliation of the non-GAAP financial guidance measures to the corresponding GAAP measures is not available without unreasonable effort.
Quarterly Conference Call
Alteryx will host a conference call today at 5:00 p.m. Eastern Time to discuss the company’s financial results and financial guidance. To access this call, dial 877-407-9716 (domestic) or 201-493-6779 (international). A live webcast of this conference call will be available on the “Investors” page of the company’s website at https://investor.alteryx.com.
Following the conference call, a telephone replay will be available through May 4, 2023, at 844-512-2921 (domestic) or 412-317-6671 (international). The replay passcode is 13737383. An archived webcast of this conference call will also be available on the “Investors” page of the company’s website at https://investor.alteryx.com.
Non-GAAP Financial Measures and Operating Measures
Non-GAAP Financial Measures. To supplement our condensed consolidated financial statements, which are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures: non-GAAP gross profit, non-GAAP gross margin, non-GAAP income (loss) from operations, non-GAAP operating margin, non-GAAP net income (loss), non-GAAP net income (loss) per diluted share, and non-GAAP weighted-average diluted shares outstanding. The presentation of these financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP.
We use non-GAAP measures to internally evaluate and analyze financial results. We believe these non-GAAP financial measures provide investors with useful supplemental information about the financial performance of our business, enable comparison of financial results between periods where certain items may vary independent of business performance, and enable comparison of our financial results with other public companies, many of which present similar non-GAAP financial measures. We exclude the following items from one or more of our non-GAAP financial measures:
Stock-based compensation expense. We exclude stock-based compensation expense, which is a non-cash expense, from certain of our non-GAAP financial measures because we believe that excluding this item provides meaningful supplemental information regarding operational performance. In particular, companies calculate stock-based compensation expense using a variety of valuation methodologies and subjective assumptions.
Payroll tax expense related to stock-based compensation. We exclude employer payroll tax expense related to stock-based compensation to present the full effect that excluding stock-based compensation expense has on operating results. These expenses are tied to the exercise or vesting of underlying equity awards and the price of our common stock at the time of vesting or exercise, which may vary from period to period independent of the operating performance of the business.
Acquisition-related adjustments. We exclude amortization of intangible assets, which is non-cash and related to business combinations, from certain of our non-GAAP financial measures. In addition, we exclude acquisition and integration expenses, such as transaction costs and costs associated with the applicable retention, restructuring and successful integration of operational activities of the acquired company, as they are related to a business combination and have no direct correlation to the operation of our business.
Impairment of long-lived assets. We exclude non-cash charges for impairment of long-lived assets from certain of our non-GAAP financial measures. Impairment charges can vary significantly in terms of amount and timing and we do not consider these charges indicative of our current or past operating performance.

Cost optimization charges. In addition to the impairment charges on certain real estate included in impairment of long-lived assets, we excluded other cost optimization charges, which primarily include compensation costs for the impacted workforce and additional non-impairment office exit costs. Although office exits are non-recurring in nature, certain costs associated with the exits will be incurred in future periods. We exclude cost optimization charges as they do not contribute to a meaningful evaluation of our current or past operating performance.
Income tax adjustments. We utilize a fixed annual projected long-term non-GAAP tax rate in order to provide better consistency across reporting periods by eliminating the effects of items such as changes in the tax valuation allowance, excess tax benefits associated with stock options, and tax effects of acquisition-related costs, since each of these can vary in size and frequency. When projecting this rate, we exclude the direct impact of the following non-cash items: stock-based compensation expenses, amortization and impairment of purchased intangibles, and the amortization of debt discount and issuance costs. The projected rate also assumes no new acquisitions, and considers other factors including our expected tax structure, our tax positions in various jurisdictions and key legislation in major jurisdictions where we operate. We used a projected non-GAAP tax rate of 20% for both 2023 and 2022. The non-GAAP tax rate could be subject to change for a variety of reasons, including the rapidly evolving global tax environment, significant changes in our geographic earnings mix including due to acquisition activity, or other changes to our strategy or business operations. We will re-evaluate our long-term rate as appropriate.
Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In particular, we exclude stock-based compensation and related payroll tax expense and amortization of intangible assets which are recurring and will be reflected in our financial results for the foreseeable future. The non-GAAP measures we use may be different from non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes. We compensate for these limitations by providing specific information regarding the GAAP items excluded from these non-GAAP financial measures.
Annualized Recurring Revenue (ARR). Annualized recurring revenue, or ARR, represents the annualized recurring value of all active subscription contracts as of the measurement date, and excludes the value of non-recurring revenue streams that are recognized at a point in time, such as certain professional services. We use ARR as one of our operating measures to assess the health and trajectory of our business. ARR is a performance metric and should be viewed independently of revenue and deferred revenue, and is not intended to be a substitute for, or combined with, any of these items. Both multi-year contracts and contracts with terms less than one year are annualized by dividing the total committed contract value by the number of months in the subscription term and then multiplying by twelve. Annualizing contracts with terms less than one year results in amounts being included in our ARR calculation that are in excess of the total contract value for those contracts at the end of the reporting period.

Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the federal securities laws that involve risks and uncertainties, including statements regarding our expectations with respect to annualized recurring revenue, guidance for the second quarter and the full year 2023, and assumptions related to the foregoing; macroeconomic conditions and related impacts, including the impact to our competitive landscape, sales cycle, and contract duration; our workforce reduction plan and related impacts; our ability to execute our long-term growth, go-to-market, and product strategies, including with respect to our cloud offerings; our ability to achieve and improve profitability and cash flow; the anticipated value, customer acceptance, and continued innovation of our products and services; the success of our sales activities; our non-GAAP tax rate for 2023; demand for data analytics products; and other future events. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors including, but not limited to: our history of losses; volatile and significantly weakened global economic conditions; our ability to develop, release, and gain market acceptance of product and service enhancements and new products and services to respond to rapid technological change in a timely and cost-effective manner; our dependence on our software platform for substantially all of our revenue; our ability to manage our growth and the investments made to grow our business effectively; our ability to develop a successful business model to sell products and services acquired or to integrate such products or services into our existing products and services; our ability to attract new customers and retain and expand sales to existing customers; our ability to establish and maintain successful relationships with our channel partners; intense and increasing competition in our market; the rate of growth in the market for analytics products and services; our dependence on technology and data licensed to us by third parties; risks associated with our international operations; our ability to develop, maintain, and enhance our brand and reputation cost-effectively; litigation and related costs; security breaches; our indebtedness and risks related to our outstanding notes; and other general market, political, economic, and business conditions, including, but not limited to, impacts related to weakened global economic conditions, the ongoing conflict in Ukraine, inflationary pressures, rising interest rates, and disruptions in access to bank deposits or lending commitments due to bank failures. Additionally, these forward-looking statements, particularly our guidance, involve risk, uncertainties and assumptions, many of which relate to matters that are beyond our control and changing rapidly.
Additional risks and uncertainties that could affect our financial results are included under the caption “Risk Factors” in our filings with the U.S. Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K for the year ended December 31, 2022, which are available on the “Investors” page of our website at https://investor.alteryx.com and on the SEC website at http://www.sec.gov. Additional information will also be set forth in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023. All forward-looking statements contained herein are based on information available to us as of the date hereof and we do not assume any obligation to update these statements as a result of new information or future events.
About Alteryx, Inc.
Alteryx (NYSE: AYX) powers analytics for all by providing our leading Analytics Automation Platform. Alteryx delivers easy end-to-end automation of data engineering, analytics, reporting, machine learning, and data science processes, enabling enterprises everywhere to democratize data analytics across their organizations for a broad range of use cases. More than 8,000 customers globally rely on Alteryx to deliver high-impact business outcomes. To learn more, visit http://www.alteryx.com.
Alteryx is a registered trademark of Alteryx, Inc. All other product and brand names may be trademarks or registered trademarks of their respective owners.
Media Contact
Alteryx, Inc.
Ana Gabriel
pr@alteryx.com

Investor Contacts
Alteryx, Inc.
Ryan Goodman
ir@alteryx.com

Alteryx, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
	2023	2022
Revenue:
Subscription-based software license	$91,528	$63,089
PCS and services	107,559	94,852
Total revenue	199,087	157,941
Cost of revenue:
Subscription-based software license	1,955	2,102
PCS and services	28,570	22,139
Total cost of revenue	30,525	24,241
Gross profit	168,562	133,700
Operating expenses:
Research and development	58,741	50,150
Sales and marketing	150,817	115,610
General and administrative	47,195	59,440
Impairment of long-lived assets	—	8,239
Total operating expenses	256,753	233,439
Loss from operations	(88,191)	(99,739)
Interest expense	(5,229)	(2,390)
Other income (expense), net	6,960	(1,950)
Loss before provision for income taxes	(86,460)	(104,079)
Provision for income taxes	2,575	1,488
Net loss	$(89,035)	$(105,567)
Net loss per share attributable to common stockholders, basic	$(1.27)	$(1.56)
Net loss per share attributable to common stockholders, diluted	$(1.27)	$(1.56)
Weighted-average shares used to compute net loss per share attributable to common stockholders, basic	69,874	67,826
Weighted-average shares used to compute net loss per share attributable to common stockholders, diluted	69,874	67,826

Alteryx, Inc.
Stock-Based Compensation Expense
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2023	2022
Cost of revenue	$3,315	$3,404
Research and development	14,056	11,174
Sales and marketing	22,623	15,220
General and administrative	17,479	15,364
Total	$57,473	$45,162

Alteryx, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	March 31, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$593,491	$104,751
Short-term investments	207,534	237,040
Accounts receivable, net	94,773	259,590
Prepaid expenses and other current assets	159,949	145,767
Total current assets	1,055,747	747,148
Property and equipment, net	69,821	69,157
Operating lease right-of-use assets	49,878	50,997
Long-term investments	84,043	90,184
Goodwill	397,825	398,091
Intangible assets, net	57,171	60,901
Other assets	134,911	140,806
Total assets	$1,849,396	$1,557,284
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$11,303	$13,883
Accrued payroll and payroll related liabilities	57,675	81,206
Accrued expenses and other current liabilities	50,695	56,592
Deferred revenue	212,458	276,160
Convertible senior notes, net	82,679	84,571
Total current liabilities	414,810	512,412
Long-term debt, net	1,234,252	792,921
Operating lease liabilities	58,318	61,265
Other liabilities	16,834	17,030
Total liabilities	1,724,214	1,383,628
Stockholders’ equity:
Common stock	8	7
Additional paid-in capital	664,946	622,434
Accumulated deficit	(532,194)	(443,159)
Accumulated other comprehensive loss	(7,578)	(5,626)
Total stockholders’ equity	125,182	173,656
Total liabilities and stockholders’ equity	$1,849,396	$1,557,284

Alteryx, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2023	2022
Cash flows from operating activities:
Net loss	$(89,035)	$(105,567)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	8,975	7,389
Non-cash operating lease cost	3,141	5,152
Stock-based compensation	57,473	45,162
Amortization (accretion) of discounts and premiums on investments, net	(941)	477
Amortization of debt discount and issuance costs	892	780
Deferred income taxes	1,218	360
Impairment of long-lived assets	—	8,239
Other non-cash operating activities, net	(2,892)	4,649
Changes in operating assets and liabilities:
Accounts receivable	166,098	120,727
Deferred commissions	1,014	1,281
Prepaid expenses and other current assets and other assets	(3,817)	(9,516)
Accounts payable	(2,818)	1,854
Accrued payroll and payroll related liabilities	(22,950)	(26,391)
Accrued expenses, other current liabilities, operating lease liabilities, and other liabilities	(13,303)	(7,860)
Deferred revenue	(63,099)	(37,918)
Net cash provided by operating activities	39,956	8,818
Cash flows from investing activities:
Capitalized software development costs	(6,214)	(2,672)
Purchases of property and equipment	(1,136)	(6,629)
Cash paid in acquisitions, net of cash acquired	—	(389,769)
Purchases of investments	(52,681)	(38,106)
Sales and maturities of investments	84,720	433,190
Net cash provided by (used in) investing activities	24,689	(3,986)
Cash flows from financing activities:
Proceeds from issuance of senior notes, net of issuance costs	441,749	—
Principal payments on 2023 convertible senior notes	(2,000)	—
Proceeds from exercise of stock options and issuance of shares from employee stock purchase plan	8,730	4,741
Minimum tax withholding paid on behalf of employees for restricted stock units	(27,164)	(14,126)
Net cash provided by (used in) financing activities	421,315	(9,385)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	399	(684)
Net increase (decrease) in cash, cash equivalents and restricted cash	486,359	(5,237)
Cash, cash equivalents and restricted cash—beginning of period	109,451	154,623
Cash, cash equivalents and restricted cash—end of period	595,810	149,386

Alteryx, Inc.
Reconciliation of GAAP Measures to Non-GAAP Measures
(in thousands, except percentages and per share amounts)
(unaudited)

	Three Months Ended March 31,
	2023	2022
Reconciliation of non-GAAP gross profit:
GAAP gross profit	$168,562	$133,700
GAAP gross margin	85%	85%
Add back:
Stock-based compensation	3,315	3,404
Payroll tax expense related to stock-based compensation	307	119
Amortization of intangible assets	3,307	2,312
Cost optimization charges	552	—
Non-GAAP gross profit	$176,043	$139,535
Non-GAAP gross margin	88%	88%
Reconciliation of non-GAAP loss from operations:
GAAP loss from operations	$(88,191)	$(99,739)
GAAP operating margin	(44)%	(63)%
Add back:
Stock-based compensation	57,473	45,162
Payroll tax expense related to stock-based compensation	3,541	2,268
Amortization of intangible assets	3,564	2,407
Impairment of long-lived assets	—	8,239
Cost optimization charges	3,937	—
Acquisition transaction and integration costs	1,389	11,880
Non-GAAP loss from operations	$(18,287)	$(29,783)
Non-GAAP operating margin	(9)%	(19)%
Reconciliation of non-GAAP net loss:
GAAP net loss attributable to common stockholders	$(89,035)	$(105,567)
Add back:
Stock-based compensation	57,473	45,162
Payroll tax expense related to stock-based compensation	3,541	2,268
Amortization of intangible assets	3,564	2,407
Impairment of long-lived assets	—	8,239
Cost optimization charges	3,937	—
Acquisition transaction and integration costs	1,389	11,880
Income tax adjustments	5,886	8,285
Non-GAAP net loss	$(13,245)	$(27,326)
Non-GAAP loss per diluted share:
Non-GAAP net loss	$(13,245)	$(27,326)
Weighted-average shares used to compute net loss per share attributable to common stockholders, diluted	69,874	67,826
Non-GAAP net loss per diluted share	$(0.19)	$(0.40)
Reconciliation of non-GAAP net loss per diluted share:
GAAP net loss per share attributable to common stockholders, diluted	$(1.27)	$(1.56)
Add back:
Non-GAAP adjustments to net loss per share	1.08	1.16
Non-GAAP net loss per diluted share	$(0.19)	$(0.40)

Alteryx, Inc.
Other Business Metrics
(unaudited)
Annualized Recurring Revenue (ARR). ARR represents the annualized recurring value of all active subscription contracts at the end of a reporting period and excludes the value of non-recurring revenue streams that are recognized at a point in time, such as certain professional services. Both multi-year contracts and contracts with terms less than one year are annualized by dividing the total committed contract value by the number of months in the subscription term and then multiplying by twelve. Annualizing contracts with terms less than one year results in amounts being included in our ARR calculation that are in excess of the total contract value for those contracts at the end of the reporting period (in millions).

	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,	Mar. 31,
	2022	2022	2022	2022	2023
Annualized recurring revenue	$684	$727	$758	$834	$857
Dollar-Based Net Expansion Rate. Our dollar-based net expansion rate is a trailing four-quarter average of the ARR from a cohort of customers in a quarter as compared to the same quarter in the prior year. To calculate our dollar-based net expansion rate, we first identify a cohort of customers, or the Base Customers, in a particular quarter, or the Base Quarter. A customer will not be considered a Base Customer unless such customer has an active subscription on the last day of the Base Quarter. We then divide the ARR in the same quarter of the subsequent year attributable to the Base Customers, or the Comparison Quarter, including Base Customers from which we no longer derive ARR in the Comparison Quarter, by the ARR attributable to those Base Customers in the Base Quarter. Our dollar-based net expansion rate in a particular quarter is then obtained by averaging the result from that particular quarter with the corresponding result from each of the prior three quarters.
To better align our reported business metrics, beginning in the first quarter of 2023, we revised our dollar-based net expansion calculation to utilize ARR instead of annual contract value, which, if applied to prior periods presented, would have had no more than a 1% impact on any such prior period. As a result, we have not recast prior period dollar-based net expansion rates to conform to the current definition because the impact is immaterial.

	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,	Mar. 31,
	2022	2022	2022	2022	2023
Dollar-based net expansion rate	119%	120%	121%	121%	121%
Number of Customers. We define a customer at the end of any particular period as an entity with a subscription agreement that runs through the current or future period as of the measurement date. Organizations with free trials have not entered into a subscription agreement and are not considered customers. A single organization with separate subsidiaries, segments, or divisions that use our platform may represent multiple customers, as we treat each entity that is invoiced separately as a single customer. In cases where customers subscribe to our platform through our channel partners, each end customer is counted separately.

	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,	Mar. 31,
	2022	2022	2022	2022	2023
Customers	8,195	8,296	8,340	8,358	8,338
Remaining Performance Obligations. Remaining performance obligations represent amounts from contracts with customers allocated to unsatisfied or partially unsatisfied performance obligations that are not yet recorded in revenue in our condensed consolidated statements of operations (in millions).

	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,	Mar. 31,
	2022	2022	2022	2022	2023
Remaining performance obligations	$445.2	$495.0	$488.3	$592.1	$508.8
Contract Assets. Contract assets primarily relate to unbilled amounts for contracts with customers for which the amount of revenue recognized exceeds the amount billed to the customer. Contract assets are transferred to accounts receivable when the right to invoice becomes unconditional in our condensed consolidated balance sheets (in millions).

	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,	Mar. 31,
	2022	2022	2022	2022	2023
Contract assets	$53.6	$76.3	$130.1	$131.1	$132.4